Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Reports First Quarter 2010 Financial Results

LONDON, ONTARIO — May 14, 2010 -- Stellar Pharmaceuticals Inc. (OTCBB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the quarter ended March 31, 2010.  In this press release, all dollar amounts are expressed in Canadian currency and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

For the three-month period ended March 31, 2010, Stellar's total revenues were $577,879 as compared to $772,515 for the same period in 2009.  The Company noted that the decrease in total revenues was driven primarily by the absence of licensing revenues in the first quarter of 2010, compared to $219,000 of license revenues being recorded in the same three-month period a year ago.  Stellar’s licensing revenue fluctuates based on the timing and terms of its global out-licensing agreements.  Inclusive of $33,947 in non-cash stock options and $26,790 for amortization recorded in the first quarter of 2010, Stellar’s net loss was $247,538, or $0.01 per share, compared to a net profit of $25,177, or $nil per share in the first quarter of 2009.

Stellar ended the quarter in a strong financial position, with no debt and working capital of $2,725,200.

Peter Riehl, Stellar's President and Chief Executive Officer, commented, "This quarter was characterized by some very unfortunate timing.  While we had anticipated licensing fees in the first quarter of 2010, they did not materialize until May.  Had these licensing revenues been recorded in the first quarter of 2010, total revenues would have shown growth over the first quarter of 2009.  In addition, first quarter international sales were down by 6.1% due to one international NeoVisc® order which was rescheduled for delivery from March to May. "

"The good news was that domestic NeoVisc®, domestic Uracyst® and international Uracyst® sales grew 10.8%, 13.8% and 30.0% respectively in the first quarter of 2010 compared to the same period in 2009.  Although it can not be assured, these strong sales growth trends, combined with the inclusion of the aforementioned licensing fees and a return to international NeoVisc® sales growth, provides us with confidence that the second quarter will be much stronger," Mr. Riehl concluded.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Stellar Q1 2010 Results

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact	Investor Contact

Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com

- or -	Media Contact

Arnold Tenney	Leonard Zehr
Chairman	Managing Director
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(416) 587-3200	(905) 690-2400 ext. 41
email - len@kilmerlucas.com

Stellar Q1 2010 Results

STELLAR PHARMACEUTICALS INC.

BALANCE SHEETS

(Expressed in Canadian dollars)

	As at March 31, 2010	As at December 31, 2009

ASSETS
CURRENT	2010	2009
Cash and cash equivalents	$1,795,557	$2,325,212
Accounts receivable, net of allowance of $nil (2009 - $nil)	312,323	293,565
Inventories	652,045	721,061
Taxes recoverable	11,528	1,501
Loan receivable	15,818	15,818
Prepaids, deposits and sundry receivables	147,817	163,698
Total current assets	2,935,088	3,520,855
PROPERTY, PLANT AND EQUIPMENT, net	1,557,765	1,390,296
OTHER ASSETS	122,227	114,553
Total assets	$4,615,080	$5,025,704
LIABILITIES
CURRENT
Accounts payable	$69,024	$228,367
Accrued liabilities	132,900	175,637
Deferred revenues	7,937	2,890
Total current liabilities	209,861	406,894

CONTINGENCIES AND COMMITMENTS

SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited Non-voting, convertible, redeemable and retractable preferred shares with no par value
Unlimited Common shares with no par value

ISSUED
23,480,040 Common shares (2009 – 23,480,040)	8,183,638	8,183,638
Additional Paid-in capital options - outstanding	123,509	89,562
Additional Paid-in capital options - expired	724,127	724,127
	9,031,274	8,997,327
DEFICIT	(4,626,055)	(4,378,517)
Total shareholders’ equity	4,405,219	4,618,810
Total liabilities and shareholders’ equity	$4,615,080	$5,025,704

Stellar Q1 2010 Results Page 4 of 5

STELLAR PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Expressed in Canadian dollars)

	For the Three Month Period
	Ended March 31,
	2010	2009

PRODUCT SALES	$549,510	$544,419
ROYALTIES & LICENSING REVENUE	28,369	228,096
TOTAL REVENUE FROM ALL SOURCES	577,879	772,515
COST OF PRODUCTS SOLD	203,757	154,955
GROSS PROFIT	374,122	617,560
EXPENSES
Selling, general and administrative	567,932	578,052
Research and development	26,270	5,608
Amortization of assets (non-manufacturing property, plant and equipment)	13,663	13,698
	607,865	597,358
(LOSS) INCOME FROM OPERATIONS	(233,743)	20,202
INTEREST AND OTHER INCOME	1,513	4,975
LOSS ON DISPOSAL OF EQUIPMENT	(15,308)	—
(LOSS) NET INCOME AND COMPREHENSIIVE (LOSS) INCOME FOR THE PERIOD	(247,538)	25,177
DEFICIT, beginning of period	(4,378,517)	(4,615,553)
DEFICIT, end of period	$(4,626,055)	(4,590,376)
(LOSS) EARNINGS PER SHARE - Basic and diluted	$(0.01)	$0.00
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - Basic and diluted	23,480,040	23,527,318

Stellar Q1 2010 Results

STELLAR PHARMACEUTICALS INC.

STATEMENTS OF CASH FLOWS

(Expressed in Canadian dollars)

	For the Three Month Period
	Ended March 31,
	2010	2009
CASH FLOWS USED IN OPERATING ACTIVITIES
Net (loss) income	$(247,538)	$25,177
Items not affecting cash
Amortization	26,785	34,995
Loss on disposal of equipment	15,308	––
Issuance of equity instruments for services rendered	33,947	––
Change in non-cash operating assets and liabilities	(140,920)	203,043
CASH FLOWS USED IN OPERATING ACTIVITIES	(312,419)	263,215

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Additions to property, plant and equipment	(221,853)	(197)
Increase in other assets	(8,014)	(6,957)
Proceeds from sale of equipment	12,630	––
CASH FLOWS USED IN INVESTING ACTIVITIES	(217,237)	(7,154)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repurchase of common shares for cash	––	(21,292)
CASH FLOWS USED IN FINANCING ACTIVITIES	––	(21,292)

CHANGE IN CASH AND CASH EQUIVALENTS	(529,655)	234,769

CASH AND CASH EQUIVALENTS, beginning of period	2,325,212	2,105,966
CASH AND CASH EQUIVALENTS, end of period	$1,795,557	$2,340,735

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